EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S–3 (File Nos. 333–86214 and 333–205370) and Form S–8 (File Nos. 333-189420, 333-222329, 333-222330, and 333-255991) of our report dated March 15, 2024, on our audits of the consolidated financial statements of Horizon Bancorp, Inc. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, which report is included in the annual report of Horizon Bancorp, Inc. We also consent to the incorporation by reference of our report dated March 15, 2024, on our audit of the internal control over financial reporting of Horizon Bancorp, Inc. as of December 31, 2023, which report is included in this annual report.

/s/ FORVIS, LLP

Indianapolis, Indiana
March 15, 2024